Exhibit 3.6

POWER OF THE DREAM VENTURES, INC.
1095 Budapest
Soroksari ut 94-96
Hungary
TEL: +36-1-456-6061

June 20, 2009

CONFIDENTIAL

Mrs. Berta Olah
2094 Nagykovacsi
Tinodi ut 43
Hungary

Re:	Business & Financial Services Consulting Agreement

Dear Mrs. Olah:

This letter (this “Agreement”) constitutes the agreement between Power of the Dream Ventures, Inc., a Delaware corporation and Mrs. Berta Olah (“Consultant” or “BO”) pursuant to which BO will serve as a business and financial consultant to the Company with respect to its business and financial matters.  The terms of this Agreement are as follows:

A.	Services. At the Company’s request, BO shall provide general business and financial consulting services including, but not limited to the following:

1.	assisting with fund raising and business development tasks relating to the Company’s business plan on a going forward basis;

Mrs. Berta Olah
June 20, 2009

B.
Fees and Expenses.  In connection with the services described in Section A above, the Company shall issue to BO a one-time payment of one hundred fifty thousand (150,000) shares of the Company’s common stock, $.0001 par value per share upon the execution hereof, in consideration of securing his commitment to the Company for the term herein provided.

C.
Term of Engagement. Except as set forth below, the initial term of BO’s engagement will begin on the date hereof and end Twelve (12) months from the date hereof. Either party may terminate BO’s engagement before the end of the initial term hereto at any time, with or without cause, upon ten (10) days’ prior written notice to the other party. Notwithstanding any such termination, the provisions in this Agreement regarding Fees and Expenses, Use of Information, Indemnity, Arbitration of Disputes and Confidentiality shall survive and remain in full force and effect and be binding on any successors of the Company.

D.
Use of Information. The Company will furnish BO such information as BO reasonably requests in connection with the performance of his services hereunder. The Company understands, acknowledges and agrees that, in performing his services hereunder, BO will use and rely entirely upon such information as is provided by the Company as well as publicly available information regarding the Company and that BO does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to BO, concerning the Company including, without limitation, any financial information, forecasts or projections considered by BO in connection with the provision of his services. Accordingly, BO shall be entitled to assume and rely upon the accuracy and completeness of all such information and shall not be required to conduct a physical inspection of any of the properties or assets or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company.   With respect to any financial forecasts or projections made available to BO by the Company and used by BO in his analyses, BO shall be entitled to assume that such forecasts or projections have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the matters covered thereby.  If any information provided to BO by the Company becomes inaccurate, incomplete or misleading in any material respect during BO’s engagement hereunder, the Company shall so advise BO.

E.
Confidentiality. BO agrees to keep confidential during the term, and for 24 months after any termination of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over BO, or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, BO may disclose nonpublic information to his affiliates, agents and advisors whenever BO determines that such disclosure is necessary to provide the services contemplated hereunder.

Mrs. Berta Olah
June 20, 2009

F.	Indemnity. BO and the Company agree to the provisions with respect to indemnification by the Company of BO and certain other parties as set forth on Annex A attached hereto.

G.
Limitation of BO’s Engagement by the Company. The Company acknowledges that BO has been retained only by the Company, that BO is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity), and that the Company’s engagement of BO is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against BO. Unless otherwise expressly agreed in writing by BO, no one other than the Company is authorized to rely upon this engagement or any other statements or conduct of BO, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendations or advice, written or oral, given by BO to the Company in connection with BO’s engagement are intended solely for the benefit and use of the Company’s management and directors, and any such recommendations or advice are not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.

H.
Limitation on BO’s Liability to the Company. BO and the Company further agree that BO shall have no liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services to be rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by BO and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) to have resulted solely from the gross negligence or willful misconduct of BO.

I.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

J.
Arbitration of Disputes. Except as provided below, any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in New York, NY.

Mrs. Berta Olah
June 20, 2009

K.
Miscellaneous. This Agreement shall not be modified or amended except in writing signed by BO and the Company. This Agreement shall not be assigned without the prior written consent of BO and the Company.  This Agreement constitutes the entire agreement of BO and the Company with respect to the subject matter hereof and supersedes all prior agreements.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Mrs. Berta Olah
June 20, 2009

In acknowledgment that the foregoing correctly sets forth the understanding reached by BO and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated below.

Sincerely,
POWER OF THE DREAM VENTURES, INC.

By	/s/ Viktor Rozsnyay
	Name:	Viktor Rozsnyay, President & CEO

ACCEPTD AND AGREED THIS
25th DAY OF MARCH, 2009:

CONSULTANT:

/s/ Berta Olah
Name:	Berta Olah

Mrs. Berta Olah
June 20, 2009

ANNEX A

In connection with BO’s engagement to advise and to assist the Company pursuant to the Agreement dated December 2008 to which this Annex A is attached, the Company agrees to indemnify and to hold harmless BO (hereinafter referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of BO’s engagement or performance under the Agreement, the transaction contemplated thereby, the services rendered by BO under the Agreement, or any actual or threatened claim, litigation, investigation, proceeding or action in any court of before any regulatory, administrative or other body relating to any of the foregoing (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim, whether or not such Indemnified Party is ever made party to any legal proceedings; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to a Claim that is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the terms hereof) to hold any Indemnified Party harmless, then the Company shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and to the Company in connection with the matters to which the Claim relates. If an allocation solely on the basis of benefits is judicially determined to be impermissible, then the Company shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of the Company and such Indemnified Party, as well as any other equitable considerations. In no event shall the Company contribute less than the amount necessary to ensure that the aggregate liability of BO for contribution pursuant to this paragraph in connection with all Claims do not exceed the amount of fees actually received by BO under the Agreement. For purposes hereof, relative benefits to the Company and BO shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders bears to the fees paid to BO under the Agreement, and other relative fault of each indemnified party an the Company shall be determined by reference to, among other things, whether the actions and omissions to act were by such Indemnified Party or the Company and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action or omission.

All amounts due to an Indemnified Party hereunder shall be payable by the Company promptly upon request by such Indemnified Party.  In addition, the Company agrees to pay all costs and expenses (including attorneys’ fees) incurred by an Indemnified Party to enforce the terms of this Annex A.

Mrs. Berta Olah
June 20, 2009

The Company agrees not to enter into any waiver, release or settlement of any Claim (whether or not BO is a formal party to such Claim) in respect of which indemnification may be sought hereunder without the prior written consent of BO (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of BO from all liability arising out of such claim.

The provisions of this Annex A shall be in addition to any liability which the Company may otherwise have to BO; shall not be limited by any rights that BO may otherwise have; shall remain in full force and effect regardless of any termination of BO’s engagement; and shall be binding upon any successors or assigns of BO and the Company.